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                                                                    Exhibit 5.02


                              OGDEN NEWELL & WELCH
                           1200 One Riverfront Plaza
                        Louisville, Kentucky  40202-2973
                                 (502) 582-1601
                               Fax:(502) 581-9564


                                  May 10, 1995


Kentucky Utilities Company
One Quality Street
Lexington, Kentucky 40507

Dear Sirs:

          We have examined the Form S-3 Registration Statement (the "Registration Statement") of Kentucky Utilities Company (the "Company"), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended, of $13,000,000 in aggregate principal amount of the Company's First Mortgage Bonds of one or more series (the "Bonds") to be issued pursuant to the Indenture of Trust, dated May 1, 1947, from the Company to Bank of America Illinois (the "Trustee") and Robert J. Donahue (collectively, the "Trustees"), as heretofore amended and supplemented and as further supplemented by one or more proposed Supplemental Indentures (collectively the "New Supplemental Indentures" and each a "New Supplemental Indenture"). Each New Supplemental Indenture will relate to one or more series of Bonds and will set forth the maturity, interest rate, payment dates and certain other terms and conditions of such series of Bonds. Said Indenture of Trust and New Supplemental Indenture are herein referred to as the "Indenture."

          In connection with our opinion hereinafter given, we have examined originals or copies certified or otherwise identified to our satisfaction of such agreements, documents and certificates of public officials and corporate officers and representatives and such other papers and have made such investigations as we have deemed relevant and necessary in order to render such opinion. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon a certificate or certificates, telegrams or other written or oral advice of an official, officer or authorized representative of the particular governmental authority, corporation, firm or other entity concerned. In our examination, we have assumed the genuineness of the signatures on documents and instruments, the authenticity of documents submitted as originals and the conformity to originals of documents submitted as copies thereof.
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          Based upon our examination of such documents, records and matters of law as we have considered relevant, it is our opinion that:

          1. The Company is a corporation duly organized and existing under the laws of the Commonwealths of Kentucky and Virginia.

          2. The Indenture, other than the New Supplemental Indentures, constitutes a valid and binding instrument of the Company.

          3. Subject to the conditions set forth below, each New Supplemental Indenture, the preliminary form of which is filed as an exhibit to the Registration Statement, upon the appropriate completion thereof, will be a valid and binding instrument of the Company and each series of Bonds will be duly authorized, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, except as the United States Bankruptcy Code (the "Code") may affect the validity of the lien of the Indenture with respect to proceeds, products, rents, issues or profits of the property subject to the lien of the Indenture realized, and additional property acquired, within 90 days prior and subsequent to the commencement of a case with respect to the Company under the Code, except as enforcement of the Indenture may be limited by state insolvency laws or other similar laws affecting the enforcement of creditors' rights, and except as enforcement of provisions of the Indenture may be limited by the laws of Kentucky, Virginia and Tennessee affecting the remedies for the enforcement of the security provided for in the Indenture.

          The foregoing opinions are subject to the satisfaction of the following conditions:

          (a) the due adoption by the Board of Directors of the Company or the Executive Committee thereof of appropriate resolutions authorizing the execution and delivery of each New Supplemental Indenture and the execution, authentication, issuance and sale of each series of Bonds;

          (b) the issuance of orders by the Kentucky Public Service Commission, the Tennessee Public Service Commission, and the Virginia State Corporation Commission authorizing, approving or permitting the issuance and sale of the Bonds by the Company and the continued effectiveness of such orders;

          (c) the due execution and delivery of each New Supplemental Indenture by the parties thereto, in substantially the form of the proposed Supplemental Indenture filed as Exhibit 4.02 to the Registration Statement and the form of the Supplemental Indenture approved by the authorizing resolutions of the Board of Directors of the Company or the Executive Committee thereof, and the filing thereof for record as required by law; and

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          (d) the due execution of each series of Bonds by the Company and the authentication thereof by the Trustee, in accordance with the terms of the Indenture; and the issuance and sale of each series of Bonds by the Company against receipt by it of the agreed consideration therefor and in accordance with such authorizations of the Board of Directors of the Company or the Executive Committee thereof and with the order or orders of the state commissions referred to above.

          We have prepared or reviewed the statements as to matters of law or legal conclusions (a) relating to the jurisdiction of certain state regulatory commissions, expressed under Item 1, Business -- Regulation in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 ("1994 Form 10-K"), which is incorporated by reference in the Prospectus constituting a part of the Registration Statement, (b) relating to the Company's compliance with environmental standards and regulations expressed under Item 1, Business -- Environmental Matters in the 1994 Form 10-K and (c) expressed under "Description of Bonds -- Security" in the Prospectus constituting a part of the Registration Statement. We are of the opinion that all such statements as to such matters are correct and we hereby consent to the use of such statements in the Registration Statement and to the use of our name in connection therewith.

          This opinion may be relied upon by the Company and its counsel. We are members of the Bar of the Commonwealth of Kentucky, and in rendering this opinion, our examination of law has been limited to, and we express no opinion as to the law of any jurisdiction other than, the laws of the Commonwealths of Kentucky and Virginia and the State of Tennessee. In rendering the opinions set forth herein, we have relied solely upon the opinion of Hunton & Williams with respect to all matters governed by the laws of the Commonwealth of Virginia.
For purposes of this opinion, we express no opinion with respect to the requirements of any state securities or "blue sky" laws.

          We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement.


                                 Very truly yours,

                                 OGDEN NEWELL & WELCH



                                 By:  /s/ James S. Welch
                                     ---------------------------------

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